EXHIBIT 21.1

CellStar Corporation
List of Subsidiaries and Affiliates
as of December 1, 2006
 [100% Owned by CellStar Corporation Unless Otherwise Indicated]

Name	Incorporation

CellStar Corporation	Delaware
CellStar Financo, Inc.	Delaware
CellStar Holding AB	Sweden
National Auto Center, Inc.	Delaware
CellStar International Corporation/SA	Delaware
CellStar Chile, S.A.	Chile
CellStar de Colombia Ltda.(3)	Colombia
CellStar Mexico, S.A. de C.V.	Mexico
CellStar (UK) Ltd.(5)	UK
CellStar El Salvador S.A.(6)	El Salvador
CellStar de Guatemala S.A.(6)	Guatemala
CellStar International Corporation/Asia	Delaware
CellStar Philippines, Inc.(5)	Philippines
Audiomex Export Corp.	Texas
Celular Express S. A. de C. V.	Mexico
Sizemore International N.V.	Netherlands Antilles
Comunicacion Inalambrica Inteligente, S.A. de C.V.(4)	Mexico
Celular Express Management S.A. de C.V.	Mexico
NAC Holdings, Inc.	Nevada
CellStar, Ltd.(1)	Texas Limited Partnership
CellStar Fulfillment, Ltd.(2)	Texas Limited Partnership
CellStar Fulfillment, Inc.	Delaware
CellStar Netherlands Holdings, B.V.	The Netherlands

(1)             National Auto Center, Inc. is 1% General Partner and NAC Holdings, Inc. is 99% limited partner

(2)             CellStar Fulfillment, Inc. is 1% General Partner and NAC Holdings, Inc. is 99% limited partner

(3)             19% owned by CellStar International Corporation/SA.   Remaining 81% owned by Mobile Technologies Services, S.A.,  a Panama corporation (non-CellStar entity)

(4)             51% held by Celular Express S.A. de C.V., the remaining 49% held by six (6) different individuals not affiliated to any CellStar entity.

(5)             Corporate entity inactive and/or dormant.  Pending dissolution.

(6)             Incorporation process began during during Fiscal 2006.  Incorporation incomplete.